Pricing Supplement Dated January 23, 1998               Rule 424(b)(5)
   (To Prospectus dated January 16, 1998 and           File No. 333-17847
   Prospectus Supplement dated January 16, 1998)              Page 1 of 2

                            ILLINOVA CORPORATION
                         MEDIUM-TERM NOTES, SERIES A
                                 FIXED RATE
                               _______________

   _________________________________________________________________________________________________________

   Principal Amount:                         $40,000,000       Interest Rate:                       6.46%

   Agents' Discounts or Commissions:         0.45%             Stated Maturity Date:                10/01/02

   Net Proceeds to Issuer:                   $39,820,000       Original Issue Date:                 1/28/98

   Registered CUSIP:                         452322 AA 8       Default Rate:                        N/A
   _________________________________________________________________________________________________________


   Interest Payment Dates:
   [X] February 1 and August 1, commencing August 1, 1998 per the Prospectus Supplement dated January 16, 1998.
   [ ]  Other:

   Day Count Convention:
   [X]  30/360 for the period from January 28, 1998 to October 1, 2002
   [ ]  Other:

   Redemption:
   [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date: _______________
        Initial Redemption Percentage:  _____%
        Annual Redemption Percentage Reduction: ____% until Redemption
             Percentage is 100% of the principal amount.

   Optional Repayment:
   [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ] The Notes may be repaid prior to the Stated Maturity Dated at the option of the holder of the Notes.
        Optional Repayment Dates:
        Repayment Price: ___%

   Original Issue Discount: [ ]  Yes       [X]  No
        Total Amount of OID:  ______%
        Yield to Maturity:  ______________________
        Initial Accrual Period:________________

   Form:          [X]  Book-Entry          [   ]     Certificated

   Pricing Supplement Dated January 23, 1998               Rule 424(b)(5)
   (To Prospectus dated January 16, 1998 and           File No. 333-17847
   Prospectus Supplement dated January 16, 1998)              Page 2 of 2

                            ILLINOVA CORPORATION
                         MEDIUM-TERM NOTES, SERIES A
                                 FIXED RATE
                               _______________

   Agents:  [X]     Merrill Lynch & Co.,         $20,000,000     Deliver to DTC #5132
                      Merrill Lynch, Pierce,
                      Fenner & Smith
                      Incorporated

            [X]     Salomon Brothers Inc         $20,000,000     Deliver to DTC #274

   Agents Acting in the capacity as indicated below:

            Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated:
            [X]      Agent                 [ ]      Principal

            Salomon Brothers Inc:
            [ ]      Agent                 [X]      Principal


   If as Principal:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [X] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

   If as Agent:
   [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
   [X] The Notes are being offered at a fixed initial public offer-ing price of 100% of principal amount.

   Specified Currency:
   [X]      United States dollars
   [ ]      Other:

   Authorized Denomination:
   [X]      $1,000 and integral multiples thereof
   [ ]      Other:

   Exchange Rate Agent: N/A

   Other Provisions: